EXHIBIT 5
                         SCHIFF HARDIN & WAITE
                           7200 Sears Tower
                       Chicago, Illinois  60606


Mark C. Zaander
(312) 258-5520

                                   January 10, 1994


Scotsman Industries, Inc.
775 Corporate Woods Parkway
Vernon Hills, Illinois  60061

     Re: Registration on Form S-8 of 300,000 shares of common stock, $0.10 par value per share and the related common stock purchase rights ("Stock")

Ladies and Gentlemen:

          We have acted as counsel to Scotsman Industries, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 300,000 shares of Stock to be offered and sold pursuant to the terms of the Scotsman Tax Reduction Investment Plan, as amended and restated effective December 28, 1994 (the "Plan"), together with the participants' interests in the Plan.

          In this connection, we have considered such questions of law and have examined such documents as we have deemed necessary to enable us to render the opinions contained herein. Based upon the foregoing, it is our opinion that those shares of the Stock that are originally issued shares, when issued in accordance with the Plan and subject to the terms and conditions thereof, will be legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   SCHIFF HARDIN & WAITE

                                   By: /s/ Mark C. Zaander
                                       -------------------------------
                                       Mark C. Zaander
MCZ:rl


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